Exhibit 99.1

AVALANCHE BIOTECHNOLOGIES’ STOCKHOLDERS VOTE IN FAVOR OF ANNAPURNA TRANSACTION

MENLO PARK, CA, May 10, 2016 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL) today announced that its stockholders, at its annual meeting held today, approved the issuance of shares of the Company’s common stock to the shareholders of Annapurna Therapeutics SAS pursuant to the previously announced acquisition agreement dated as of January 29, 2016 and amended on April 6, 2016, by and among Avalanche, Annapurna, Annapurna’s shareholders and Shareholder Representative Services LLC acting as the representative of Annapurna’s shareholders.

The proposed transaction with Annapurna is expected to close on May 11, 2016, subject to the satisfaction of other closing conditions contained in the acquisition agreement. Upon closing of the transaction, Avalanche intends to change both its name and ticker symbol.

“We are pleased with the affirmative vote at today’s annual meeting of stockholders concerning our transaction with Annapurna. We look forward to closing this transaction, changing our name and focusing on our clinical and corporate goals,” said Paul Cleveland, president and chief executive officer of Avalanche.

About Avalanche Biotechnologies, Inc.

Avalanche is a gene therapy company committed to discovering and developing novel medicines that can offer potentially life-changing therapeutic benefit to patients suffering from diseases with few or burdensome treatment options. Avalanche is leveraging its next generation adeno-associated virus (AAV)-based directed evolution platform to generate product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. With significant capabilities and expertise in vector optimization, process development and manufacturing, Avalanche seeks to discover and develop targets in ophthalmology and beyond. For more information, please visit www.avalanchebiotech.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the structure, timing and completion of our proposed acquisition of Annapurna. Avalanche may not consummate the proposed acquisition, or any plans or product development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ability to consummate the proposed acquisition. Risks and uncertainties facing Avalanche are described more fully in Avalanche’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Avalanche undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts

Lauren Glaser

(650) 656-9347

lauren@avalanchebiotech.com